UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

EQUINIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Lagoon Drive, 4th Floor

Redwood City, California 94065

(650) 598-6000

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On November 30, 2012, Equinix Canada Ltd. (“Equinix Canada”), a wholly-owned subsidiary of Equinix, Inc. (“Equinix”), and 271 Front Inc. entered into a lease agreement (the “Lease Agreement”) for approximately 220,000 square feet of data center space in a building to be constructed in Toronto, Canada. The Lease Agreement has an initial fixed term of 15 years after commencement, with options to renew, and a total rent obligation of approximately $141 million over the initial term of the Lease Agreement. Equinix concurrently entered into an Indemnity Agreement whereby Equinix guaranteed the obligations of Equinix Canada under the Lease Agreement.

The Lease Agreement may be terminated by 271 Front Inc. for a period of 60 days after signing.

When completed, the new data center in Toronto will be located in close proximity to Equinix’s existing TR1 data center. Equinix expects to invest approximately $42 million to build Phase 1 of the new data center, which will be designed to provide 137,000 square feet of floor space and capacity for more than 675 cabinet equivalents in Phase 1. Equinix anticipates the new data center will open in the fourth quarter of 2014.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-balance Sheet Arrangement of a Registrant.

Please refer to the description of the Lease Agreement disclosed in Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

DATE: December 6, 2012	By:	/s/ Keith D. Taylor
Keith D. Taylor
Chief Financial Officer

3